COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
           IN DREYFUS GROWTH AND INCOME FUND, INC. AND THE
           STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX

           EXHIBIT A:

                                                  STANDARD
                               DREYFUS            & POOR'S 500
              PERIOD      GROWTH AND INCOME     COMPOSITE STOCK
                                 FUND            PRICE INDEX *

             12/31/91                  10,000              10,000
             10/31/92                  11,257              10,281
             10/31/93                  13,986              11,814
             10/31/94                  13,993              12,270
             10/31/95                  15,836              15,510
             10/31/96                  18,910              19,245



           *Sourc: Lipper Analytical Services, Inc.